EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Audible, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-91107, 333-110210, and 333-138397) on Form S-8, (Nos. 333-45470, 333-119610, 333-120588, and 333-132938) on Form S-3 and (No. 333-85286 and 333-147858) on Forms S-3 and S-3/A of Audible, Inc. of our report dated April 2, 2007, with respect to the consolidated balance sheet of Audible, Inc. and subsidiary as of December 31, 2006, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2006, which report appears in the December 31, 2007 annual report on Form 10-K of Audible, Inc.

Our report on the consolidated financial statements includes an explanatory paragraph that states the Company changed its method of quantifying misstatements effective January 1, 2006 and changed its method of accounting for share-based compensation effective January 1, 2006.

/s/ KPMG LLP

Short Hills, New Jersey
March 27, 2008